Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports March Sales

HOUSTON, TX, April 9, 2009 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week March period ended April 4, 2009 decreased 11.5% to $124.9 million from $141.1 million in the prior year five week period ended April 5, 2008.  Comparable store sales decreased 15.0% this year versus a decrease of 10.3% last year.

For the month, the Company’s accessories, cosmetics, intimates, misses sportswear and petites categories all performed better than the Company average.  With regard to comparable store sales by region of the country, the Northeast and Mid Atlantic were the Company’s best performing regions, while the Southeast region was its weakest.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2009	2008	2009	2008
February	(8.6)%	(2.5)%	$100.9	$105.9
March	(15.0)	(10.3)	124.9	141.1
1st Qtr-To-Date	(12.2)	(7.1)	225.8	247.0

Andy Hall, President and Chief Executive Officer, commented, “We anticipated that our March comparable store sales would be down in the low double digits due to the Easter calendar shift and other sales promotion shifts from March into April.  As a result of the shifting of these key events, it will be necessary to look at comparable store sales for March and April combined to get a truer sense of our trend of business over this nine-week period.”

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Stage Stores Reports
March Sales
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Store Activity
The Company opened new stores in Amherst, VA and Macclenny, FL, and reopened its hurricane-damaged store in Galveston, TX, during March.  The Company also closed two stores during the month.  Eight new store openings are planned for April, including the Company’s first store in Oregon.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 739 stores located in 38 states.  The Company operates its stores under the four names of Bealls, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of new stores that the Company expects to open in April.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2009 and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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